UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 13, 2014

ARMCO METALS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34631	26-0491904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Waters Park Drive, Suite 98, San Mateo, CA	94403
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (650) 212-7620 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Between May 2013 and September 2013 Henan Armco & Metawise Trading Co. Ltd., a subsidiary of Armco Metals Holdings, Inc., borrowed an aggregate of RMB 19,700,000 (approximately $3.26 million) from four lenders who are not our affiliates, three of whom were non-U.S. persons and the fourth was an accredited investor, under the terms of loan contracts. These loans matured between May 2013 and December 2013. Our subsidiary used the funds for working capital.

On January 13, 2013 we and our subsidiary entered into Note Exchange Agreements with each of these lenders pursuant to which we exchanged the loan contracts for 8% convertible notes in the aggregate amount of RMB 15,100,000 (approximately $2.5 million) which represented the remaining principal balance due under the loan contracts. The lenders waived any accrued but unpaid interest due prior to this exchange.

The convertible notes, which bear interest at the rate of 8% per annum, mature nine months from the date of issuance and, providing the stockholder approval described below has been received, are convertible at any time at the option of the holder into shares of our common stock at a conversion price of $0.317 per share. Interest is payable at maturity or conversion, and we have the right to prepay the notes at any time without penalty to us.

Our common stock is listed on the NYSE MKT and, under the rules of the exchange, we are required to obtain the prior consent of our stockholders to the issuance of the shares of our common stock upon the conversion of the notes. Under the terms of the Note Exchange Agreement and convertible notes, we agreed to use our best efforts to hold a special meeting of our stockholders as soon as practicable for the purpose of obtaining the consent of the holders of a majority of our issued and outstanding common stock to the conversion terms and conditions of the convertible notes. Until such time, if ever, that we receive this stockholder consent, the convertible notes are not convertible into our equity. If we should fail to receive the required stockholder consent prior to the maturity date of the notes, those notes will be due and payable in cash in accordance to their terms without penalty to us.

The terms and conditions of the Note Exchange Agreement and 8% convertible notes are identical, other than the principal amount of the notes. The foregoing description of the terms and conditions of the Note Exchange Agreement and 8% convertible notes are qualified in their entirety by reference to forms of these documents which are filed as Exhibits 10.34 and 4.6, respectively, to this report.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

4.6	Form of 8% convertible note

10.34	Form of Note Exchange Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMCO METALS HOLDINGS, INC.

Date:January 16, 2014	By:/s/ Kexuan Yao
Kexuan Yao, CEO and Chairman of the Board

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